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                                                                    Exhibit 10.3

2                             EMPLOYMENT AGREEMENT
                              --------------------


     THIS EMPLOYMENT AGREEMENT ("Agreement"), is made and entered into as of this 30th day of September, 2001 by and between Click Commerce, Inc., a Delaware corporation ("Corporation") and William Conroy, an individual residing at 5618
S. Garfield Street, Hinsdale, IL 60521 (the "Executive").

                                    RECITALS

     WHEREAS, the Corporation is engaged in the development, sale and distribution of interactive computer applications and internet related products and services involved in partner relationship management and "sell side" electronic commerce solutions;

     WHEREAS, the Corporation desires to employ Executive as a President and Chief Operating Officer of the Corporation;

     WHEREAS, the Executive desires to be employed by the Corporation at the salary and benefits provided for herein;

     WHEREAS, the Executive acknowledges and understands that during the course of his employment, the Executive will become familiar with certain confidential information of the Corporation which is exceptionally valuable to the Corporation and vital to the success of the Corporation's business; and

     WHEREAS, the Corporation and the Executive desire to protect such confidential information from disclosure to third parties or use of such information to the detriment of the Corporation.

                                    AGREEMENT

     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Employment. The Corporation hereby agrees to employ the Executive, and the Executive hereby accepts such employment, as a President and Chief Operating Officer the Corporation. Simultaneously with the execution of this Agreement, the Corporation shall enter into an indemnification agreement with the Executive providing the fullest indemnification (including advancement of expenses) permitted under applicable law. In addition, the Corporation shall at all times during the Term of this Agreement take all actions reasonably necessary to provide the Executive with the full benefit of the directors and officers insurance maintained by the Corporation.

     2. Term. The term of this Agreement shall commence on October 1, 2001 and

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shall continue until December 31, 2003 (the "Term"), unless earlier terminated pursuant to Section 12 of this Agreement.

     3. Duties. The duties of the Executive shall have general responsibility for all sales, marketing and operating activities of the Corporation, including day-to-day operations with profit and loss responsibility and such other responsibilities as may be as determined by the Chief Executive Officer of the Corporation in accordance with the By-Laws of the Corporation in effect from time to time, provided that such duties shall at all times be consistent with the duties normally performed by Presidents and Chief Operating Officers of companies engaged in businesses similar to the business of the Corporation with similar responsibilities and reporting to the Chief Executive Officer of the Corporation. The Executive agrees to devote all of his business time, attention and energies to the diligent performance of his duties hereunder and will not, during the Term hereof, engage in, accept employment from, or provide services to any other person, firm, corporation, governmental agency or other entity that engages in, any activities which, in the opinion of the Board of Directors, would conflict with or detract from the Executive's capable performance of such duties; provided, however, that the Executive shall be permitted to continue to act as a member of the Board of Directors of Ikano and Braun Consulting, Inc The Corporation recognizes that during the Term of this Agreement, the Executive may make passive investments which will not interfere with or detract from the Executive's performance of his duties and obligations hereunder, including, without limitation, his fiduciary duties.

     4.  Compensation.

     (a) Base Salary. During the Term of this Agreement, the Executive shall receive compensation (1) equal to $100,000 for the period commencing on October 1, 2001 through and including December 31, 2001 payable in equal monthly installments of $33,333.33 or as otherwise agreed to by the parties and (2) thereafter at the annual rate of $250,000 payable in equal monthly installments or as otherwise agreed to by the parties. The annual amount of salary payments to the Executive during the Term of this Agreement shall be referred to herein as the "Annual Salary."

     (b) Annual Incentive Bonus. During the Term of this Agreement and commencing in the year beginning January 1, 2002, the Executive shall participate in an annual bonus program to be adopted by the Corporation providing the Executive with the opportunity to earn an annual cash bonus equal to up to 100% of the Executive's Annual Salary (the "Annual Incentive Bonus"). The Annual Incentive Bonus shall be based upon the achievement of specified organizational and personal management objectives to be agreed upon and determined by the Corporation's senior management team and the Human Resources and Compensation Committee of the Board of Directors of the Corporation ("Bonus Objectives"). The Bonus Objectives for a particular calendar year shall be determined not later than the commencement of such year, shall be set forth in a writing delivered to the Executive, and shall set forth the objectives to be achieved on a quarterlyand annual basis. The Annual Incentive Bonus shall be

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paid on an annual basis upon achievement of the Bonus Objectives for such periods payable in accordance with the Corporation's policies for the payment of incentive bonuses generally.

     (c) Stock Option Grant. The Corporation shall grant to the Executive options to purchase an aggregate of 1,050,000 shares of common stock, par value $0.001 per share ("Common Stock"), of the Corporation, at an exercise price equal to the fair market value of the Common Stock (being the average of the high and low price of the Common Stock on the last trading date prior to the date of this Agreement) on the date of this Agreement ("Options"), which Options shall be restricted and non-transferable, as set forth in the Company's Amended and Restated Stock Option and Stock Award Plan (the "Stock Option Plan")and shall vest in accordance with the schedule set forth below. The term of the Options shall be for a period of ten (10) years following the date of the grant of the Options hereunder and the Options shall be subject to such other terms and conditions not inconsistent with the terms of this Agreement as are set forth in the Stock Option Agreement, in the form attached hereto as Exhibit A, to be executed by the Company and the Executive, the Stock Option Plan and as determined by the Board of Directors or any committee thereof. The Options shall be incentive stock options to the extent permitted by law in each year and, with respect to vested options, shall be exerciseable for a period of 90 days following termination of employment; and the remaining options shall be non-qualified stock options ("NQSOs") which shall be exerciseable for a period of one year following termination of employment; provided, however, that in the event of an acquisition, merger, consolidation or business combination constituting a Change in Control (as hereinafter defined) where the consideration paid in such transaction consists of securities of the acquiring entity, then the replacement options issued in exchange for the NQSOs shall be exerciseable for the full ten (10) year term of such Options regardless of whether the Executive's employment is terminated subsequent to such Change in Control. The Executive shall not be entitled to any rights with respect to the shares of Common Stock underlying the Options, including the right to vote or receive dividends or distributions with respect to any of the shares of Common Stock underlying the Options. To the extent that the Executive is employed by the Corporation as of each of the respective dates set forth below, the Options shall vest as follows:

           (i) 50,000 of the Options shall vest upon the date of this Agreement; and
          (ii) 1,000,000 of the Options shall vest monthly on a pro rata basis commencing upon execution of this Agreement through and including September 30, 2003, such that Options to purchase 41,682 shares shall vest as of October 31, 2001 and Options to purchase 41,666 shares as of the end of each month thereafter through and including September 30, 2003.

     (d) Acceleration of Option Vesting. In the event of a Change in Control (as hereinafter defined) of the Corporation prior to the termination or expiration of this Agreement, notwithstanding the vesting schedule set forth in
Section 4(c) hereof, all of the unvested Options shall immediately vest. For purposes of this Agreement, a "Change in Control" shall mean (i) a

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sale in one transaction or a series of transactions to a third party of at least a majority of the outstanding shares of Common Stock, (ii) a sale of substantially all of the assets of the Corporation, or (iii) a merger or other consolidation with an unrelated third party following which the ability to elect a majority of the members of the Board of Directors or a majority of the voting power of the surviving corporation is not held by the holders of Common Stock prior to such transaction.

     5. Benefits. During the Term of this Agreement, the Corporation agrees to provide to the Executive such benefits as are provided generally to other senior executives of the Corporation from time to time, including, without limitation, any health, disability, dental, severance benefits, insurance, defined contribution plan, deferred compensation, profit-sharing, pension, or other employee benefit policies, programs (including child day-care) or plans which the Corporation offers generally to senior executives (collectively, the "Employee Benefits"). Executive shall be entitled to four (4) weeks of vacation during each twelve (12) month period hereunder, provided, however, that Executive shall be entitled to accrue or carryover unused vacation from one (1) calendar year only to the next calendar year. Executive also shall be entitled to participate in other compensation programs that the Corporation may make available from time to time.

     6. Expenses. During the Term of this Agreement, the Executive shall be reimbursed by the Corporation for all reasonable, ordinary and necessary out-of-pocket expenses for travel, lodging, meals, entertainment expenses, or any other similar expenses incurred by the Executive in performing services for the Corporation to the extent that such expenditures meet the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), for deductibility by the Corporation for federal income tax purposes and are substantiated and documented by the Executive as required by the Code.

     7.  Non-Disclosure of Confidential Information.

     (a) The Executive will not during, or for a period of five (5) years after termination of, this Agreement, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party (other than in the course of the Executive's employment hereunder), or utilize for the Executive's personal benefit or for the benefit of any competitor of the Corporation, any Confidential Information (as hereinafter defined).

     (b) For the purposes of this Agreement, the term "Confidential Information" shall mean, but shall not be limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, designs, processes, procedures, improvements, models or manuals of the Corporation or which are licensed by the Corporation, any financial data or lists of actual or potential customers or suppliers of the Corporation, and any information regarding the Corporation's marketing, sales or dealer network, which is not generally known to the public through legitimate origins. The Corporation and the Executive

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acknowledge and agree that such Confidential Information is extremely valuable to the Corporation and shall be deemed to be a "trade secret." In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Agreement by the Executive or by misappropriation), that part of the Confidential Information shall no longer be deemed Confidential Information for the purposes of this Agreement, but the Executive shall continue to be bound by the terms of this Agreement as to all other Confidential Information.

     (c) Upon termination of this Agreement for any reason, the Executive will promptly deliver to the Corporation all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents, including all copies in any form or media, concerning the Corporation's customers, dealer network, marketing strategies, products or processes and/or which contains Confidential Information.

     8. Covenant-Not-To-Compete. The Executive will not during, or for a period of two (2) years after termination of, this Agreement, in any form or manner, directly or indirectly, on his own behalf or in combination with others, become interested in (as an individual, partner, stockholder, director, officer, principal, agent, independent contractor, employee, trustee, lender of money or in any other relation or capacity whatsoever, except as a holder of securities of a corporation whose securities are publicly traded and which is subject to the reporting requirements of the Securities Exchange Act of 1934, and then only to the extent of owning not more than two percent (2%) of the issued and outstanding securities of such corporation), or provide services similar to those provided to the Corporation for, any business which renders implementation services or sells products, or proposes to render services or sell products, that compete with the Business of the Corporation within the United States, Western Europe or Australia. For purposes of this Agreement, the "Business" of the Corporation shall mean providing both partner relationship management and "sell-side" application software electronic commerce solutions and related implementation services to Global 1000 companies provided, however, that notwithstanding the foregoing, the Executive shall be permitted to act as an advisor or director of a business, provided that such advise and business is not directly competitive with the Business; and provided, further,that notwithstanding the foregoing, the Executive shall be permitted to make passive investments through InSight Capital Partners or other private equity funds where the Executive does not direct the investment activities of such funds.

     9.  Covenant Not to Solicit.

     (a) Covenant Not to Solicit Employees. During Executive's employment by the
         ---------------------------------
Corporation and for a period of two (2) years following termination or cessation of Executive's employment pursuant to this Agreement, Executive agrees and covenants that he will not, for any reason, directly or indirectly, employ, solicit or endeavor to entice away from the Corporation or any of its subsidiaries (whether for his own benefit or on behalf of another person or entity), or

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facilitate the solicitation, employment or enticement of, any employees of
Corporation to work for Executive, any affiliate of Executive or any competitor of Corporation, nor will Executive otherwise attempt to interfere (to the Corporation's detriment) in the relationship between the Corporation or any of its subsidiaries and any such employees.

     (b)  Covenant Not to Solicit Customers. During Executive's employment
          ---------------------------------
pursuant to this Agreement and for a period of two (2) years following termination or cessation of Executive's employment, Executive agrees and covenants that he will not directly or indirectly in any form or manner, contact, solicit, or facilitate the contacting or solicitation of any Customers of the Corporation, for the purpose of competing with the Business of the Corporation. For purposes of this Agreement, a "Customer" of the Corporation shall mean and refer to (i) each person that has received services or purchased products from the Corporation or any of its affiliates during the period of Executive's employment hereunder and (ii) each person or entity formally solicited by the Corporation to provide services or purchase products during the period of Executive's employment hereunder; provided, however, that notwithstanding the foregoing, the Executive shall be permitted to act as an advisor or director of a business, provided that such advise and business is not directly competitive with the Business and provided, further,that notwithstanding the foregoing, the Executive shall be permitted to make passive investments through InSight Capital Partners or other private equity funds where the Executive does not direct the investment activities of such funds.

     10. Equitable Remedies. In the event that the Executive breaches any of the terms contained in Sections 7, 8 or 9 of this Agreement, the Executive stipulates that said breach will result in immediate and irreparable harm to the business and goodwill of the Corporation and that damages, if any, and remedies at law for such breach would be inadequate. The Corporation shall therefore be entitled to apply for and receive from any court of competent jurisdiction an injunction to restrain any violation of this Agreement and for such further relief as the court may deem just and proper. Following judgment or other final determination by such court, the non-prevailing party in such proceeding shall pay the costs and expenses (including court costs and reasonable attorneys' fees) of the prevailing party.

     11. Continuing Obligation. The obligations, duties and liabilities of the Executive pursuant to Sections 7, 8 and 9 of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided therein despite any termination of this Agreement for any reason whatsoever, including, without limitation, the expiration of the Term of this Agreement.

     12.  Termination of Employment.

     (a) Termination by Corporation of Executive for Cause. The Corporation shall have the right to terminate the Executive's employment at any time for "cause." For purposes hereof, "cause" shall mean that the Executive has:

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     (i)   been convicted of, or plead nolo contendere to, a felony or crime involving moral turpitude; or

     (ii) committed an act of personal dishonesty or fraud involving personal profit in connection with the Executive's employment by the Corporation; or

     (iii) committed a breach of any material covenant, provision, term, condition, understanding or undertaking set forth in this Agreement, including, without limitation, the provisions contained in Sections 7, 8 and 9 hereof, where such breach results in or is reasonably likely to result in a material adverse affect on the Corporation; or

     (iv) committed an act which the Board of Directors of the Corporation has properly found to have involved willful misconduct or gross negligence on the part of the Executive, which results in or is reasonably likely to result in a material adverse affect on the Corporation; or

     (v) exhibited documented habitual absenteeism or repeatedly failed to perform any reasonable or customary tasks typically required in connection with the Executive's employment and position with the Corporation or its subsidiaries;

provided that no termination under clause (iii), (iv) or (v) of this Section 12(a) shall be effective unless the Executive shall have first received written notice describing in reasonable detail the basis for the termination and within 30 days following delivery of such notice the Executive shall have failed to cure such alleged behavior constituting "cause" if such behavior or breach is capable of being cured. If the Corporation shall terminate the Executive's employment pursuant to this Section 12(a), the Executive shall forfeit all rights with respect to the unvested Options granted to the Executive pursuant to
Section 4(c). In addition, the Corporation shall be obligated to pay to the Executive the Annual Salary then in effect and the Employee Benefits payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive's employment is so terminated. Thereafter, the Corporation shall have no further obligation whatsoever to the Executive.

     (b) Termination by Corporation of Executive Because of Executive's Disability, Injury or Illness. The Corporation shall have the right to terminate the Executive's employment if the Executive is unable to perform the duties assigned to him by the Corporation because of the Executive's disability, injury or illness (as such terms may be defined under the applicable disability plan covering the Executive); provided, however, that in the event of such disability, injury or illness, the Executive's inability to perform such duties must have existed for a total of six (6) months in any consecutive twelve (12) month period before such termination can be made effective. The Corporation's determination as to whether the Executive has incurred a disability, injury or illness permitting the termination of this Agreement, shall be made in good faith by the Board of Directors based on the opinion of a licensed physician selected by the Corporation or its insurers and

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reasonably acceptable to the Executive or the Executive's legal representative.
If the Corporation shall terminate the Executive's employment pursuant to this
Section 12(b), the Corporation shall be obligated (i to pay to the Executive the Annual Salary and earned portion of the Annual Incentive Bonus then in effect payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive's employment is so terminated, and (ii) to provide Employee Benefits for an additional twelve months after the date of termination to the extent the Executive remains eligible to continue to participate in such Employee Benefits pursuant to the terms and conditions of such policies, programs or plans. Notwithstanding anything to the contrary in this Agreement, the Corporation's obligations to make payments to the Executive for his Annual Salary shall be reduced by any amounts actually paid to the Executive pursuant to any disability insurance payments received by the Executive pursuant to the Employee Benefits or otherwise. In the event of a termination of the Executive's employment pursuant to this Section 12(b), the Executive shall be entitled to retain all Options vested pursuant to Section 4(c) hereof as of the date of termination and if such termination occurs prior to September 30, 2002, then the Options otherwise vesting through and including September 30, 2002 shall be accelerated and shall vest effective upon the date of termination.

     (c) Termination by Corporation as a Result of Executive's Death. The obligations of the Corporation to the Executive under this Agreement (except as provided in this Section 12(c)) shall automatically terminate upon the Executive's death and the Corporation shall then only be obligated to pay to the Executive's estate (i)) to pay to the Executive's estatethe Annual Salary and earned portion of the Annual Incentive Bonus then in effect payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive's employment is so terminated, and (ii) to provide to the Executive's spouse and children the Employee Benefits for an additional twelve months after the date of termination to the extent such persons remain eligible to participate in such Employee Benefits pursuant to the terms and conditions of such policies, programs or plans. Notwithstanding anything to the contrary in this Agreement, the Corporation's obligations to make payments to the Executive's estate pursuant to clause (i) of the preceding sentence shall be reduced by the amounts actually paid pursuant to any life insurance payments received by the Executive's beneficiaries pursuant to the Employee Benefits. Thereafter, the Corporation shall have no further obligation whatsoever to the Executive. In the event of a termination of the Executive's employment pursuant to this Section 12(c), the Executive shall be entitled to retain all Options vested pursuant to Section 4(c) hereof as of the date of termination and if such termination occurs prior to September 30, 2002, then the Options otherwise vesting through and including September 30, 2002 shall be accelerated and shall vest effective upon the date of termination.

     (d) Termination of Executive by the Corporation for Any Other Reason. The Corporation shall have the right to terminate the Executive's employment for any other reason upon thirty (30) days prior written notice to the Executive. In the event of a termination by the Corporation of the Executive's employment for any reason other than the reasons set forth in Sections 12(a), 12(b) or 12(c) hereof, (i) the Corporation shall be obligated to pay to the Executive the Annual Salary and earned portion of the Annual Incentive Bonus then in effect payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive's employment is so terminated, and to pay to the Executive the Annual Salary then in effect for an additional twelve months after the date of termination or the balance of this Agreement, whichever is

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shorter, in equal bi-weekly installments or otherwise as agreed to by the parties, (ii) the Corporation shall be obligated to provide the Employee Benefits, if any and to the extent the Executive remains eligible to participate in such Employee Benefits pursuant to the terms and conditions of such policies, programs or plans, for the remaining period of the Term, and (iii) the Executive shall be entitled to retain all Options vested pursuant to Section 4(c) hereof as of the date of termination and if such termination occurs prior to September 30, 2002, then the Options otherwise vesting through and including September 30, 2002 shall be accelerated and shall vest effective upon the date of termination. Thereafter, the Corporation shall have no further obligation whatsoever to the Executive.

     (e) Termination by Executive. The Executive may resign and terminate his employment by the Corporation for any reason whatsoever upon thirty (30) days prior written notice to the Corporation. Thereafter, the Corporation shall have no obligation to the Executive, except for paying the Executive the portion of the Annual Salary and earned Annual Incentive Bonus accrued up to and including the date of termination and those obligations provided as a matter of federal or state law. In the event of a termination of the Executive's employment pursuant to this Section 12(e), the Executive shall be entitled to retain all Options vested pursuant to Section 4(c) hereof as of the date of termination.

     (f) Good Reason. If, during the Term of this Agreement, the Executive resigns for Good Reason (as defined below), (i) the Corporation shall be obligated to pay to the Executive the Annual Salary and the earned portion of the Annual Incentive Bonus then in effect payable to the Executive pursuant to this Agreement, accrued up to and including the date on which Executive's employment is so terminated, (ii) the Corporation shall be obligated to pay to the Executive the Annual Salary then in effect for an additional twelve months after the date of termination, in equal bi-weekly installments or as otherwise agreed to by the parties, (iii) the Corporation shall be obligated to provide the Employee Benefits to the extent the Executive remains eligible to participate in such Employee Benefits pursuant to the terms and conditions of such policies, programs or plans, for the remaining period of the Term, and (iv) the Executive shall be entitled to retain all Options vested pursuant to Section 4(c) hereof as of the date of termination and all Options that would have vested through and including September 30, 2002 (if such termination occurs prior to September 30, 2002) and shall vest effective upon the date of termination.

     For purposes of this Agreement, "Good Reason" shall mean any of the following occurrences:

     (A) any removal by the Corporation of the Executive from his position indicated in Section 1, except in connection with termination of the Executive's employment for Cause or disability or any change in position in connection with any acquisition, merger, consolidation or other business combination involving the Corporation;

     (B) a reduction in the Executive's Annual Salary, other than a general reduction applicable to all senior officers; or

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     (C)  a requirement by the Corporation that the Executive report for the performance of his services hereunder on a regular or permanent basis at any location or office more than fifty (50) miles from Chicago, Illinois.

     (g) Limitation on Certain Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive
(1) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (2) but for this
Section 12(g) would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's severance benefits under Section 12 shall be payable, at the election of Executive, either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in the payments and benefits that would otherwise be paid or provided to Executive under the terms of this Agreement is necessary to comply with the provisions of this
Section 12(g), and if Executive elects to reduce payments under Section 12, then Executive shall be entitled to select which payments or benefits will be reduced and the manner and method of any such reduction of such payments or benefits (including but not limited to the number of options that would accelerate as to vesting under Section 12), subject to reasonable limitations (including, for example, express provisions under the Company's benefit plans) (so long as the requirements of this Section 12(g) are met). Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined in accordance with the provisions of this Section 12(g), Executive shall notify the Company in writing regarding which payments or benefits are to be reduced, if any.

     13. Capacity. The Executive hereby represents and warrants that, in entering into this Agreement, he is not in violation of any contract or agreement, whether written or oral, with any other person, firm, partnership, corporation or other entity to which he is a party or by which he is bound and will not violate or interfere with the rights of any other person, firm, partnership, corporation or other entity. In the event that such a violation or interference does occur, or is alleged to occur, notwithstanding the representation and warranty made hereunder, the Executive shall indemnify the Corporation from and against any and all manner of expenses and liabilities incurred by the Corporation or any affiliated company of the Corporation in connection with such violation or interference or alleged violation or interference.

     14. Entire Agreement. This Agreement and the other agreements described herein contains the entire agreement between the parties with respect to the subject matter hereof and shall not be modified except in writing by the parties hereto. Furthermore, the parties hereto specifically acknowledge and agree that this Agreement and the other agreements described herein supersedes all prior agreements between the Executive, the Corporation and its officers, directors, and agents, if any and in whatever capacity so entered into, whether written or oral, and all such prior agreements, whether written or oral, shall be of no further force or effect from and after the date hereof.

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     15.   Severability. If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any restriction or limitation in this Agreement is deemed to be unreasonable, onerous and unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permitted by such court.

     16. Notices. Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person, on the next business day after being delivered to a nationally-recognized overnight courier service (for such next-day delivery) or five (5) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the other party at its or his last known address. The address of any party may be changed by notice in writing to the other party duly served in accordance herewith.

     17. Waiver. The waiver by the Corporation or the Executive of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

     18. Governing Law. This Agreement and the enforcement hereof shall be governed and controlled in all respects by the internal laws, and not the laws of conflict, of the State of Illinois.

     19. Assignment of Inventions. The Executive shall disclose promptly in writing to a designated representative of the Corporation all material of a proprietary nature, including, but not limited to, ideas, inventions, discoveries, improvements, developments, designs, methods, systems, computer programs, trade secrets or any other intellectual property whether or not patentable or copyrightable, specifically including, but not limited to, copyright and mask works, formulae, compositions, products, processes, apparatus, and new uses of existing materials or machines (hereafter collectively called "Inventions") made, conceived or first reduced to practice by the Executive solely or jointly with others while employed by the Corporation and which relate to or result from the actual or anticipated business, work, research or investigation of the Corporation or any of its affiliates or which are suggested by or result from any task assigned to or performed by the Executive for the Corporation or any of its affiliates. The Corporation shall be the owner of all property rights in any such Inventions, including, but not limited to, rights arising from the obtaining of letters of patent or copyright in respect thereof, which shall be vested in the Corporation. The Executive will at the Corporation's request execute any and all assignment, patent or copyright forms and the like, deemed reasonably necessary by the Corporation, and will assist in drafting of any description or specification of the Inventions as may be required by the Corporation to protect the Corporation's rights in and to the Inventions, including, but not limited to, application(s) for letters of patent. The Corporation's rights hereunder shall not be limited to this country but shall extend to any country in the world and shall attach to each Invention notwithstanding that it is perfected, improved, reduced to specific form or used after termination the Executive's employment. The Executive agrees to lend such assistance as he may be able, at the Corporation's request without charge in connection with any proceedings relating to such letters of patent, trade secrets, copyright or application thereof, as may be determined by the Corporation to be reasonably necessary. In such

                                    11 of 13
case the Corporation will reimburse expenses which the Executive may reasonably incur in assisting the Corporation to obtain, assert, defend and protect such letters of patent, trade secrets, copyright or other protection.

     20.   Reimbursement of Legal Expenses. The Corporation shall reimburse the
           --------------------------------
Executive for up to $5,000 of actual legal fees and expenses incurred in connection with the negotiation of this Agreement.

     21.   Board of Directors. Michael Ferro shall present the Executive to the
           ------------------
Governance Committee of the Board of Directors for inclusion in the slate of nominees for election to the Board of Directors; provided, however, that the Executive acknowledges and agrees that it shall not be a condition or breach of this Agreement if the Executive is not presented to the stockholders of the Corporation as a candidate for election to the Board of Directors if so determined by the Governance Committee or if the Executive is not elected by the stockholders of the Corporation, and provided, further, that it shall not be deemed to be a termination of the Executive's employment if following the Executive's election to the Board of Directors, if at all, the Executive is at any time removed or resigns from, or is otherwise not reelected to the Board of Directors.

     22. Successors. This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. All references to the Corporation shall also refer to the any such successor.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                               CLICK COMMERCE, INC.


                                         By /s/ Michael W. Ferro, Jr.
                                            -------------------------
                                            Michael W. Ferro, Jr.,
                                            Chairman and Chief Executive Officer

                                         EXECUTIVE

                                         /s/ William Conroy
                                         ----------------------------
                                             William Conroy


                                    12 of 13

                                                                       Exhibit A

                              CLICK COMMERCE, INC.
                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT, is made as of September 30, 2001 (the "Grant Date") between Click Commerce, Inc., a Delaware corporation (the "Company"), and William Conroy (the "Optionee").

                              W I T N E S S E T H:

     WHEREAS, the Company desires to provide the Optionee with the opportunity to purchase shares of its common stock, $.001 par value per share (the "Common Stock"), in accordance with the terms of the Amended and Restated Click Commerce, Inc. Stock Option and Stock Award Plan (the "Plan"); and

   WHEREAS, the Company and Optionee entered into an employment agreement, dated September 30, 2001 (the "Employment Agreement") setting forth certain additional rights which are set forth in this Agreement.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto mutually covenant and agree as follows:

     1. Grant of Option. The Company hereby grants to the Optionee an option (the "Option") to purchase all or any part of an aggregate of 1,050,000 shares of Common Stock on the terms and conditions hereinafter set forth. The Option is hereby designated as an "Incentive Stock Option" ("ISO") within the meaning of
Section 422(b) of the Internal Revenue Code ("Code"), to the extent permitted under that section, and such portion of the Option that does not meet the requirements of an ISO under Section 422(b) of the Code is hereby designated as a "Non-qualified Stock Option" ("NSO").

     2. Purchase Price. The per share purchase price of the shares of Common Stock issuable upon exercise of the Option shall be $1.75.

     3. Term. Except as provided in Section 6, the term of the portion of the Option designated as an ISO shall be for a period of ten (10) years from the Grant Date and the term of the portion of the Option designated as an NSO shall be for a period of ten (10) years from the Grant Date.

     4. Vesting.

     (a) Subject to the provisions of Section 6, to the extent the Optionee is employed by the Company of each on the following dates, the Optionee shall become vested in the Option granted hereunder over the two-year period from the Grant Date, as follows:

     (i)  50,000 shares shall vest upon the date of this Agreement; and

     (ii) 1,000,000 shares shall vest monthly on a pro rata basis commencing upon the date of this Agreement through and including September 30, 2003, such that Options to purchase 41,682 shares shall vest as of October 31, 2001 and Options to purchase 41,666 shares as of the end of each month thereafter through and including September 30, 2003.

     (b) Notwithstanding paragraph (a), in the event of a "Change in Control", then the Optionee shall become 100% vested in the Option following such "Change in Control" of the Company. For purposes of this Agreement, a "Change in Control" shall mean (i) a sale in one transaction or a series of transactions to a third party of at least a majority of the outstanding shares of Common Stock,
(ii) a sale of substantially all of the assets of the Company, or (iii) a merger or other consolidation with an unrelated third party following which the ability to elect a majority of the members of the Board of Directors or a majority of the voting power of the surviving corporation is not held by the holders of Common Stock prior to such transaction.

     (c) In the event of an acquisition, merger, consolidation or business combination constituting a "Change in Control" of the Company, wherein the Option shall become exchangeable for options to acquire securities of the successor company or acquiring entity pursuant to such transaction and where the consideration paid in such transaction consists of securities of the successor company or acquiring entity, the terms of the options issued to Optionee in exchange for the Option shall, with respect to such portion of the Option that is designated as an NSO, provide that Optionee shall have the right to exercise such option for the full ten year term of the Option notwithstanding any earlier termination of Optionee's employment.

     5. Exercise. Subject to the provisions of Section 6, the Optionee shall not be entitled to exercise any portion of the Option until such portion is vested.

     6. Termination of Option on Certain Events. The Option term and the Optionee's rights hereunder shall terminate on the date of Optionee's termination of employment with the Company ("Termination Date"), subject to the following:

     (a) Death or Disability. If Optionee's termination of employment by the Company is due to Optionee's death (pursuant to Section 12(c) of the Employment Agreement) or "disability, injury or illness" (pursuant to Section 12(b) of the Employment Agreement), the Optionee shall forfeit any right to purchase shares of Common Stock under the Option to the extent not vested on or prior to the date of termination of employment; provided, however, if such termination occurs prior to September 30, 2002, then the portion of the Option otherwise vesting through and including September 30, 2002 shall be accelerated and shall vest effective upon the date of termination. The Option, to the extent vested, may thereafter be exercised by the Optionee or Optionee's executor, administrator or other personal or legal representative, as applicable for a period of (i) 90 days following Optionee's termination of employment with respect to that portion of the Option constituting an ISO and (ii) one year following Optionee's termination of employment with respect to that portion of the Option constituting an NSO.

     (b) Involuntary Termination Other Than For Cause and Voluntary Termination for Good Reason. In the event of the involuntary termination of Optionee's employment by the Company (pursuant to Section 12(d) of the Employment Agreement) or the voluntary termination of Optionee's employment by Optionee pursuant to Section 12(f) of the Employment Agreement, the Optionee shall forfeit any right to purchase shares of Common Stock under the Option to the extent not vested on or prior to the date of termination of employment; provided, however, if such termination occurs prior to September 30, 2002, then the portion of the Option otherwise vesting through and including September 30, 2002 shall be accelerated and shall vest effective upon the date of termination. The Option, to the extent vested, may thereafter be exercised by the Optionee or, if the Optionee dies during the remainder of the Option's term, by the Optionee's executor, administrator or other personal or legal representative, as applicable for a period of (i) 90 days following Optionee's termination of employment with respect to that portion of the Option constituting an ISO and (ii) one year following Optionee's termination of employment with respect to that portion of the Option constituting an NSO.

     (c) Voluntary Termination and Termination for Cause. If Optionee's termination of employment is due to Optionee's voluntary termination of employment (pursuant to Section 12(e) of the Employment Agreement, but other than pursuant to a termination for "Good Reason" pursuant to Section 12(f) of the Employment Agreement) or due to the Company's termination of the Optionee's employment for "cause" pursuant to Section 12(a) of the Employment Agreement, all unvested rights to purchase shares of Common Stock under the Option shall be forfeited. The Option, to the extent vested, may thereafter be exercised by the Optionee or by the Optionee's executor, administrator or other personal or legal representative, as applicable for a period of (i) 90 days following Optionee's termination of employment with respect to that portion of the Option constituting an ISO and (ii) one year following Optionee's termination of employment with respect to that portion of the Option constituting an NSO.

     7. Nontransferability. The portion of the Option constituting an ISO shall not be transferable otherwise than by will or the laws of descent and distribution to the extent provided in Sections 5 and 6, and the Option may be exercised, during the lifetime of the Optionee, only by the Optionee. Without limiting the generality of the foregoing, the portion of the Option constituting an ISO may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process, and any attempt to do so shall be void.

     The Optionee may transfer all or any part of the Option constituting an NSO to the Optionee's spouse, child or children, grandchild or grandchildren, or to a trust for the benefit of any of the foregoing; provided that the transferee thereof shall hold such transferred portion of the Option subject to all of the conditions and restrictions contained herein and otherwise applicable to such portion of the Option, and that, as a condition of such transfer, the Company may require the transferee to agree in writing (in a form acceptable to the Company) that the transfer is subject to such conditions and restrictions.

     8. Method of Exercising Option.

     (a) Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice by registered or certified mail, return receipt requested, addressed to the Company at its offices at the address for notices set forth in Section 10. Such notice shall state that the Option is being exercised thereby and the number of shares of Common Stock in respect of which it is being exercised. It shall be signed by the person or persons so exercising the Option and shall be accompanied by payment in full of the Option price for such shares of Common Stock (i) in cash, (ii) in shares of Common Stock held by the Optionee for a period of six months to be valued at the Fair Market Value (as defined in Section 6(b) of the Plan) thereof on the date of such exercise, (iii) with a combination of the foregoing, or (iv) by other means authorized by the Committee. If the tender of shares of Common Stock as payment of the Option price would result in the issuance of fractional shares of Common Stock, the Company shall instead return the balance in cash or by check to the Optionee. If the Option is exercised by any person or persons other than the Optionee under
Section 6(a), the notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. The Company shall issue, in the name of the person or persons exercising the Option, and deliver a certificate or certificates representing such shares as soon as practicable after notice and payment shall be received.

     (b) The Option may be exercised in accordance with Section 5 and the terms of the Plan with respect to any whole number of shares included therein, but in no event may an Option be exercised as to less than one hundred (100) shares at any one time, or the remaining shares covered by the Option if less than two hundred (200).

     (c) The Optionee shall have no rights of a stockholder with respect to shares of Common Stock to be acquired by the exercise of the Option until the date of issuance of a certificate or certificates representing such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued. All shares of Common Stock purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

     (d) If at any time the Company is required to withhold tax on ordinary income recognized by the Optionee with respect to the shares received under the Option, the amount required to be withheld shall be provided to the Company by the Optionee. Such amount shall be paid in due course by the Company to the applicable taxing authorities as income taxes withheld.

     9. General. The Company shall during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue taxes, if any, with respect to the issuance of shares of Common Stock hereunder and all other fees and expenses necessarily incurred by the Company in connection herewith, and shall, from time to time, use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable hereto.

     10. Notices. Each notice relating to this Agreement shall be in writing and shall be sufficiently given if sent by registered or certified mail, or by nationally recognized overnight delivery service, postage or charges prepaid, to the address as hereinafter provided. Any such notice or communication given by mail shall be deemed to have been given two business days after the date so mailed, and such notice or communication given by overnight delivery service shall be deemed to have been given one business day after the date so sent. Each notice to the Company shall be addressed to it at its offices at 200 East Randolph Street, 49th floor, Chicago, Illinois 60601 (Attention: Rebecca Maskey). Each notice to the Optionee or other person or persons then entitled to exercise the Option shall be addressed to the Optionee or such other person or persons at the Optionee's last known address.

          11. Incorporation of the Plan. Notwithstanding the terms and conditions contained herein, this Agreement shall be subject to and governed by all the terms and conditions of the Plan. A copy of the Plan has been delivered to the Optionee and is hereby incorporated by reference. In the event of any discrepancy or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall control.

          12. Continuance of Involvement with the Company. The granting of the Option is in consideration of the Optionee's continuing as a director, officer, consultant or employee of the Company or any subsidiary; provided, that nothing in this Agreement shall confer upon the Optionee the right to continue as a member of the board, as an officer of the Company, as a consultant to the Company or in the employ of the Company or any subsidiary or affect the right of the Company or any subsidiary to terminate the Optionee's membership, officership, consulting arrangement or employment at any time in the sole discretion of the Company or any subsidiary, with or without cause.

          13. Interpretation. The interpretation and construction of any terms or conditions of the Plan or other matters related to the Plan by the Committee shall be final and conclusive.

          14. Enforceability. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Optionee and the Optionee's estate, personal representative and beneficiaries.

                                      * * *

          IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Optionee has executed this Agreement all as of the day and year first above written.

                                 CLICK COMMERCE, INC.

                                 By: /s/ Michael W. Ferro, Jr.
                                    -------------------------------
                                 Its:  Chief Executive Officer

                                 OPTIONEE:

                                 /s/ William Conroy
                                 ----------------------------------
                                 William Conroy